Exhibit 3
ANNEX B
ANNEX B
Presentation to The Special Committee to the Board of Directors of Viatel Holding (Bermuda) Limited November 16, 2007
The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior written approval of Duff & Phelps, LLC.
CONFIDENTIAL DRAFT — For Discussion Purposes Only

Table of Contents
I.Introduction and Background II. Valuation Analysis
CONFIDENTIAL - DRAFT, For Discussion Purposes Only2

Duff & Phelps Limiting Conditions
These materials are being provided to the Special Committee to the Board of Directors (“Special Committee”) of Viatel Holding (Bermuda) Limited (“Viatel” or the “Company”) in connection with its consideration of a potential transaction (the “Proposed Transaction”). The accompanying materials have been prepared on a confidential basis for the sole use and information of the Special Committee.
Because this material was prepared for use in the context of oral presentations to the Special Committee, which is familiar with the business and affairs of the Company, neither Duff & Phelps nor the Company, or any of its legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee.
Our advice and any opinion ultimately rendered do not and will not (i) address the merits of the underlying business decision of the Company to enter into any of the transactions that comprise the Proposed Transaction; (ii) constitute a recommendation to the Company or the Board or any committee thereof, the stockholders of the Company, or any other person as to how such person should vote or as to any other specific action that should be taken in con nection with any aspect of the Proposed Transaction; and (iii) create any fiduciary duty on Duff & Phelps’ part to any party.
Our advice and any opinion rendered are based upon and subject to general, economic and financial market conditions, as such conditions can be evaluated by us, as of a date preceding the date the advice and opinion is delivered. Events occurring after the date thereof could materially affect the assumptions used in preparing our opinion and the conclusion reached in our opinion. In connection with any advice and any opinion, with your permission and without any independent verification, we have assumed that all information reviewed by us with respect to Viatel and the Proposed Transaction, whether supplied by the Company, its advisors or obtained by us from publicly available sources, was true, correct and complete in all respects that is material to our advice and any opinion and did not contain any untrue statements of material fact or omitted to state a material fact necessary t o make the information supplied to us not misleading. Any inaccuracies in, or omissions from, the information on which we relied could materially affect our advice and any opinion ultimately rendered. Furthermore, we have assumed that there has been no material change in the assets, financial condition, business, or prospects of Viatel since the date of the most recent financial statements made available to us.
CONFIDENTIAL - DRAFT, For Discussion Purposes Only3

Duff & Phelps Limiting Conditions
The advice and any opinion rendered are subject to the conditions, scope of engagement, limitations and understandings set forth in our opinion and our engagement letter, and subject to the understanding that the obligations of Duff & Phelps in the Proposed Transaction are solely corporate obligations, and no officer, director, employee, agent, stockholder or controlling person of Duff & Phelps shall be subjected to any personal liability whatsoever t o any person, nor will any such claim be asserted by or on behalf of you or your affiliates. The work product prepared by Duff & Phelps is based upon the information provided by, and on behalf of, Viatel or available from public sources. We assume no responsibility for the independent verification of such information and make no representations with respect to the accuracy or completeness of this information. Our analysis is based in part on estimates and projections developed by Viatel management (“Management”) and we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to the future financial performance of the Company. Industry data and market information were key inputs to our analysis, however, some of the data for the analysis are subjective assessments derived from information collected by Duff & Phelps from Management. You accept and acknowledge that we have not made any warranties or guarantees, whether express or implied, with respect to the services or the results that you may obtain as a result of the provision of the services. By its very nature, valuation analyses cannot be regarded as an exact science and valuation ranges indicated by such analyses will of necessity be subjective and dependent on the exercise of individual judgment.
CONFIDENTIAL - DRAFT, For Discussion Purposes Only4

I.Introduction & Background
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Scope of Engagement
The Proposed Transaction The Special Committee to the Board of Directors (the “Special Committee”) of Viatel Holding (Bermuda) Limited (“Viatel” or the “Company”) is considering a potential going private transaction through a reverse stock split, stock consolidation or equivalent transaction under Bermuda law (the “Proposed Transaction”).
The Engagement Duff & Phelps, LLC (“Duff & Phelps”) has been engaged by the Special Committee to provide a Fairness Opinion to the Special Committee in connection with its consideration of the Proposed Transaction. We will provide advisory services (collectively, the “Services”) in two phases.
-Phase I — Preliminary valuation analysis with respect to the Company
-Phase II — An Opinion that the consideration to be received by the holders of shares other than holders of shares that will receive new shares in the Proposed Transaction is fair from a financial point of view to such holders
CONFIDENTIAL - DRAFT, For Discussion Purposes Only6

Summary of Documents and Information Reviewed
The documents and information reviewed with regards to the preparation of our preliminary valuation analysis included, but was not limited to, the items summarized below: Conducted meetings with Viatel senior Management: Lucy Woods, CEO; Andrew Court, CFO; and Stuart Horwood; Reviewed various presentations prepared by the management of the Company regarding the Company and its financial and operating performance;
Reviewed historical financial statements for Viatel for the period 2002 to 2007;
Reviewed Funnel and Backlog Reports for 2007 and 2008 for the Company provided/prepared by Viatel Management;
Reviewed the Company’s projections, prepared by Management, for the five years ended December 31, 2012;
Reviewed other operating and financial information with respect to the Company provided by Viatel Management;
Reviewed financial, market, and transaction information on select public companies; Reviewed information on recent going-private transactions we deemed relevant; Reviewed analyst reports on the European telecommunications industry and on selected public companies we deemed relevant; and
Reviewed certain other publicly available information, including economic, industry, and investment information we deemed relevant.
CONFIDENTIAL - DRAFT, For Discussion Purposes Only7

Overview of Viatel
•Founded in 1991, Viatel, Inc. initially specialized in international communications throughout Western Europe and North America. Viatel went public on the NASDAQ in 1996.
•By 2001, trends in the telecommunications market and lower than expected volumes forced Viatel, Inc. to begin to restructure its worldwide operations.
•On May 2, 2001, Viatel, Inc. filed for relief under Chapter 11 of the Bankruptcy Code.
•Viatel Holding (Bermuda) Limited was incorporated on January 4, 2002 under Bermuda law and emerged from bankruptcy on June 7, 2002.
•Viatel currently operates as a telecommunications provider to small and medium sized businesses across Europe and also owns a Pan European fiber optic network.
•In July 2002, Viatel was delisted from the NASDAQ National Market exchange.
•Viatel has traded on the NASDAQ OTC as a pink sheet stock since December 2002.
CONFIDENTIAL - DRAFT, For Discussion Purposes Only8

Overview of Key Financing Events
Viatel Financing*
•Since 2004, the Company’s ability to maintain operations has been due to a series of debt financings.
•Starting April 2004 Viatel has undergone six rounds of debt financing.
•The first round of financing of convertible senior secured notes raised $52.3 million, which matures April 2014 but gives the investors the right to:
•Gain a majority stake in the Company on conversion
•Convert to equity at $0.75 per share at will or at a board approved pricing if below $0.75 per share
•Special share privileges including the majority voting power (9 to 1 votes)
•Subsequent rounds of financing of non-convertible senior secured notes have raised a total principal amount of $63.8 million. These notes mature in July 2008.
•Latest round of financing raised $13 million in August 2007.
•The Company has been refinancing all its interest obligations by issuing additional senior secured notes
*Source: Viatel Management
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II.Valuation Analysis
CONFIDENTIAL - DRAFT, For Discussion Purposes Only10

Discounted Cash Flow Analysis Background
Duff & Phelps performed a discounted cash flow (“DCF”) analysis utilizing the projected free cash flows of Viatel provided by Company Management. Viatel provided the latest Management Case projections as of September 2007 for the business in GBPs. The Management case superseded the board approved December 2006 business plan and per Management, reflects the most recent performance and outlook for the business. The Management case is predicated on Viatel’s ability to raise additional financing to fund operations. Management also provided a scenario with additional co-location services — “Management Case with co-location services”
-Management is currently investigating the feasibility of the services.
-Duff & Phelps treated this as an alternative scenario and performed a DCF analysis on this scenario. Future free cash flow estimates were based on projections provided by Viatel Management for fiscal years 2007 through 2012.
-Revenue growth rate from 2012 onwards was normalized to a long term sustainable growth rate based on discussion with Management.
-Taxes were adjusted to reflect the use of Net Operating Losses (“NOLs”) and a corporate tax rate of 30% was assumed based on discussion with Management.
-Depreciation, Working Capital and Capital Expenditure levels are based on information provided by management.
-Terminal Value was calculated using the Gordon Growth Model based on terminal growth rates of 2% to 4%.
-As per management, no public company listing expense are assumed going forward. Duff & Phelps discounted the resulting free cash flows and continuing value at a weighted average cost of capital of 15% to 17%.
A conversion rate of £1.00 to $2.03 was used to arrive at a value in USD
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Discounted Cash Flow Analysis Background Cont.
Other Key Assumptions Based on Discussion with Management Viatel is currently in an ongoing litigation with a French-based telecom company, VNF, over Rights of Way payments.
-Management expects the outcome of the litigation to be favorable to Viatel. As such, the contingent liability is excluded from the analysis.
-An unfavorable outcome would result in a reduced value for the business, but is not reflected in our DCF analysis. Viatel is currently in an ongoing litigation in Switzerland involving Viaphone AG, a Viatel subsidiary.
-As per Management, there is significant uncertainty surrounding the outcome of the litigation. The chance of a favorable outcome is unclear, as is the timing and the quantum of the potential payout from the litigation.
-A favorable outcome would result in an increase in value for the business, but is not reflected in our DCF analysis.
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Discounted Cash Flow Analysis

Management Case – Key Assumptions Based on discussions with and information provided by Management

Revenue

- Revenue was segmented between network (wholesale) sales and retail sales.
  - Revenue is based on newly generated monthly recurring revenue, existing monthly recurring revenue, and non-recurring revenue.
  - Newly generated revenue is based on monthly sale order value and number of sale staff.
  - Key assumptions are summarized below:

	Network	Indirect Retail	Direct Retail
Average Sales Person Headcount	12 sales person 2009 and onwards	12, increase to 16 in 2010	17, increase to 26 in 2010
Monthly Sales Order Value	£5.0k 2008 and onwards	£ 2.1k	£ 4.0k
Success Rate for SOV Booked*	100%	90%	90%
Success for Booked to invoiced**	100%	90%	90%
Non-recurring Revenue as % of New Sales	300%	350%	350%
Monthly Churn	1.0%	1.0%	1.0%

COGS Margins

	Network	Indirect Retail	Direct Retail
Newly generated monthly recurring revenue COGS (% of revenue)	10%	60%	45%
Existing monthly recurring revenue COGS (% of revenue)	16%	60%	45%
Non-recurring revenue COGS (% of revenue)	85%	88%	85%

* *Success rate reflects revenue booked after accounting for cancelled orders related to technical issues.*

** *Success rate reflects revenue booked after accounting for cancelled orders.*

CONFIDENTIAL –
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Discounted Cash Flow Analysis Management Case — Key Assumptions based on discussions with and information provided by Management
SG&A consisted of the following components: •Network property & rights of way assumed to grow approximately 3% annually from 2008 onwards. •Other costs assumed to grow approximately 2% annually from 2008 onwards. These costs includes repairs, maintenance, marketing, consulting, travel etc. •Staff cost is calculated based on pay scale and head count.
Global Voice Contract
•The impact of the financial terms of the Global Voice contract were factored in the cash flows.
Other Cash Flow Assumptions
•Capital expenditures and Depreciation were provided by Management. •Working capital calculated based on 40 days for accounts payable and 40 days for accounts receivable.
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Discounted Cash Flow Analysis

Management Case [1]

Viatel Holding (Bermuda) Limited
Discounted Cash Flow Analysis
As of November 1, 2007
(In millions of GBP)

	2007	Nov-Dec 2007	2008	2009	2010	2011	2012	2013	2014	2015	Terminal Year
Revenue											
Retail	19.4	3.6	25.1	30.4	36.5	44.4	51.2	56.3	60.8	63.9	65.8
% growth	*42.2%*		*29.1%*	*21.3%*	*20.0%*	*21.5%*	*15.4%*	*10.0%*	*8.0%*	*5.0%*	*3.0%*
Network	2.8	0.6	7.0	14.0	20.1	25.6	30.4	35.2	38.8	41.1	42.3
% growth	*1.6%*		*150.5%*	*100.5%*	*43.8%*	*27.0%*	*18.8%*	*16.0%*	*10.0%*	*6.0%*	*3.0%*
Total Revenue	**22.2**	**4.2**	**32.1**	**44.4**	**56.6**	**69.9**	**81.6**	**91.6**	**99.6**	**105.0**	**108.1**
% growth	*35.4%*		*44.3%*	*38.5%*	*27.5%*	*23.5%*	*16.7%*	*12.2%*	*8.8%*	*5.4%*	*3.0%*
Cost of Goods Sold											
Retail	11.4	2.1	15.1	18.2	22.2	27.1	31.2	34.3	37.0	38.9	40.0
% Retail Revenue	*58.7%*	*59.0%*	*60.0%*	*59.9%*	*60.8%*	*61.0%*	*60.9%*	*60.9%*	*60.9%*	*60.9%*	*60.9%*
Network	0.6	0.2	1.9	3.0	3.6	4.1	4.6	5.3	5.9	6.2	6.4
% Network Revenue	*23.1%*	*25.8%*	*27.8%*	*21.4%*	*17.9%*	*16.2%*	*15.1%*	*15.1%*	*15.1%*	*15.1%*	*15.1%*
Total Cost of Goods Sold	12.0	2.3	17.0	21.2	25.8	31.2	35.8	39.6	42.9	45.1	46.5
% Total Revenue	*54.2%*	*54.3%*	*53.0%*	*47.8%*	*45.5%*	*44.6%*	*43.8%*	*43.3%*	*43.1%*	*43.0%*	*43.0%*
Gross Profit											
Retail	8.0	1.5	10.0	12.2	14.3	17.3	20.0	22.0	23.8	25.0	25.7
% Retail Revenue	*41.3%*	*41.0%*	*40.0%*	*40.1%*	*39.2%*	*39.0%*	*39.1%*	*39.1%*	*39.1%*	*39.1%*	*39.1%*
Network	2.1	0.4	5.0	11.0	16.5	21.4	25.8	29.9	32.9	34.9	35.9
% Network Revenue	*76.9%*	*74.2%*	*72.2%*	*78.6%*	*82.1%*	*83.8%*	*84.9%*	*84.9%*	*84.9%*	*84.9%*	*84.9%*
Total Gross Profit	**10.2**	**1.9**	**15.1**	**23.2**	**30.8**	**38.7**	**45.8**	**51.9**	**56.7**	**59.9**	**61.7**
% Total Revenue	*45.8%*	*45.7%*	*47.0%*	*52.2%*	*54.5%*	*55.4%*	*56.2%*	*56.7%*	*56.9%*	*57.0%*	*57.0%*
Sales, General and Administrative											
Retail	12.3	2.1	12.4	12.7	14.4	14.9	15.3	16.9	18.2	19.1	19.7
% Retail Revenue	*63.1%*	*58.7%*	*49.3%*	*41.8%*	*39.5%*	*33.5%*	*29.9%*	*29.9%*	*29.9%*	*29.9%*	*29.9%*
Network	12.0	2.0	12.3	12.6	13.0	13.3	13.6	15.8	17.4	18.4	19.0
% Network Revenue	*429.6%*	*337.6%*	*175.6%*	*90.2%*	*64.4%*	*52.0%*	*44.9%*	*44.9%*	*44.9%*	*44.9%*	*44.9%*
Total Sales, General and Administrative	27.0	27.1	26.2	27.0	29.1	29.9	30.7	34.4	37.3	39.3	40.5
% Total Revenue	*121.3%*	*644.8%*	*81.7%*	*60.7%*	*51.3%*	*42.7%*	*37.6%*	*37.6%*	*37.5%*	*37.5%*	*37.5%*
Retail EBITDA	**(4.2)**	**(0.6)**	**(2.3)**	**(0.5)**	**(0.1)**	**2.4**	**4.7**	**5.2**	**5.6**	**5.9**	**6.1**
% Retail Revenue	*(21.8%)*	*(17.6%)*	*(9.3%)*	*(1.7%)*	*(0.3%)*	*5.4%*	*9.2%*	*9.2%*	*9.2%*	*9.2%*	*9.2%*
Network EBITDA	**(9.8)**	**(1.6)**	**(7.2)**	**(1.6)**	**3.6**	**8.1**	**12.1**	**14.1**	**15.5**	**16.4**	**16.9**
% Network Revenue	*(352.7%)*	*(263.4%)*	*(103.5%)*	*(11.7%)*	*17.7%*	*31.8%*	*40.0%*	*40.0%*	*40.0%*	*40.0%*	*40.0%*

[1] *Source: Historical financials and management projections*

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Discounted Cash Flow Analysis

Management Case[1]

Viatel Holding (Bermuda) Limited
Discounted Cash Flow Analysis
As of November 1, 2007
(In millions of GBP)

	2007	Nov-Dec 2007	2008	2009	2010	2011	2012	2013	2014	2015	Terminal Year
Network and Retail EBITDA	**(14.1)**	**(2.2)**	**(9.6)**	**(2.2)**	**3.4**	**10.5**	**16.9**	**19.3**	**21.1**	**22.3**	**23.0**
Less: Corporate SG&A Expenses	**2.9**	**0.7**	**1.6**	**1.6**	**1.7**	**1.7**	**1.7**	**1.7**	**1.7**	**1.8**	**1.8**
% Total Revenue	*13.1%*	*17.2%*	*5.0%*	*3.6%*	*2.9%*	*2.4%*	*2.1%*	*1.9%*	*1.7%*	*1.7%*	*1.7%*
Plus: Global Voice Adjustments	4.5	1.0	4.0	4.1	4.1	3.3	2.5	2.6	2.6	2.7	2.7
Total EBITDA	**(12.4)**	**(1.9)**	**(7.2)**	**0.3**	**5.9**	**12.2**	**17.7**	**20.1**	**22.0**	**23.2**	**23.9**
% Total Revenue	*(55.9%)*	*(44.5%)*	*(22.3%)*	*0.7%*	*10.5%*	*17.5%*	*21.7%*	*22.0%*	*22.1%*	*22.1%*	*22.1%*
Operating Profit ("EBIT")	**(16.0)**	**(2.5)**	**(10.8)**	**(3.3)**	**2.3**	**8.6**	**14.1**	**16.5**	**18.4**	**19.6**	**20.7**
% Total Revenue	*(72.1%)*	*(58.6%)*	*(33.5%)*	*(7.4%)*	*4.1%*	*12.3%*	*17.3%*	*18.1%*	*18.5%*	*18.7%*	*19.1%*
Less: Taxes @ 30.0%	-	-	-	-	-	-	-	-	-	-	6.2
After-Tax Operating Profit	(16.0)	(2.5)	(10.8)	(3.3)	2.3	8.6	14.1	16.5	18.4	19.6	14.5
% Total Revenue	*(72.1%)*	*(58.6%)*	*(33.5%)*	*(7.4%)*	*4.1%*	*12.3%*	*17.3%*	*18.1%*	*18.5%*	*18.7%*	*13.4%*
Plus: Depreciation & Amortization		0.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.6	3.2
Less: Capital Expenditures		0.5	3.7	3.2	3.0	2.8	2.7	3.0	3.3	3.5	3.6
Less: Investment In Net Working Capital		0.7	0.5	0.8	0.6	0.8	0.7	0.3	0.2	0.2	0.1
Less: Global Voice Adjustments		0.6	1.7	1.7	1.7	0.9	-	-	-	-	-
Free Cash Flow		**(3.7)**	**(13.1)**	**(5.5)**	**0.6**	**7.7**	**14.3**	**16.8**	**18.5**	**19.6**	**14.0**
Present Value Factor		0.9879	0.9061	0.7811	0.6734	0.5805	0.5004	0.4314	0.3719	0.3206	
Present Value of Free Cash Flow		**(3.6)**	**(11.9)**	**(4.3)**	**0.4**	**4.5**	**7.2**	**7.3**	**6.9**	**6.3**	

Business Enterprise Value	
Present Value of Available Cash Flow	12.6
Plus: Present Value of Residual Value	**34.5**
Plus: Present Value of Tax Savings beyond 2015	10.1
Business Enterprise Value (in £ millions)	**57.2**
Business Enterprise Value (in $ millions, rounded)	**116.4**

BEV in $USD millions	Growth Rate		
Discount Rate	2.0%	3.0%	4.0%
15.0%	125.5	132.8	141.3
16.0%	110.5	116.4	123.2
17.0%	97.5	102.4	107.9

Residual Calculation	
Residual Year (2025) Available Cash Flo	14.0
Discount Rate (r)	16.0%
Long-Term Growth Rate (g)	3.0%
Capitalization Factor (r - g)	13.0%
Residual Value	**107.5**
Times: Discount Factor	0.3206
Present Value of Residual Value	**34.5**

[1] *Source: Historical financials and management projections*

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Net Operating Loss (NOLs) Benefits for the Terminal Year[1]

Viatel has approximately $535 million of NOLs as of the December 31, 2006.

- Based on $540 million of NOLs as per 2006 20-F less $5 million of US based NOLs which expires in 2007.
- Anticipated operating losses through October 31, 2007 based on Management projections.

Viatel has tried to monetize the NOLs in the past and has been unsuccessful in doing so.

As per Management, there were no time bound restrictions on the use of the NOLs.

NOLs were factored in the discrete projection period.

The benefit from the NOLs beyond the projection period was calculated separately assuming a 3% annual growth rate in profitability.

Net Operating Loss Calculations

Cash Flow Analysis (in millions of USD)	Fiscal Year Ended December 31, 2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
EBIT	20.7	21.3	21.9	22.6	23.3	24.0	24.7	25.4	26.2	27.0
% Growth	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3.0%	3%	3%	3%
Taxes										
Operating Loss Carry Forward	(213.4)	(192.7)	(171.4)	(149.5)	(126.9)	(103.7)	(79.7)	(55.1)	(29.6)	(3.47)
Operating Income	20.7	21.3	21.9	22.6	23.3	24.0	24.7	25.4	26.2	26.96
Taxable Income after NOLs	-	-	-	-	-	-	-	-	-	23.49
Less: Income Tax at 30.0%	-	-	-	-	-	-	-	-	-	7.05
Tax Savings	6.2	6.4	6.6	6.8	7.0	7.2	7.4	7.6	7.9	1.04
Present Value Factor @ 16% discount rate	0.2764	0.2383	0.2054	0.1771	0.1526	0.1316	0.1134	0.0978	0.0843	0.0727
Present Value of Tax Savings	1.7	1.5	1.4	1.2	1.1	0.9	0.8	0.7	0.7	0.08
Sum of Present Value of Tax Savings	10.1									

[1] *Source: Based on discussions with and information provided by management*

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Discounted Cash Flow Summary Management Case was based on Viatel’s latest projections. Management has indicated that the Company is investigating increasing their co-location capability by investing in a new co-location facility in London -
“Management Case with Co-Location”.
Management provided financials projections for the co-location center.
£600k of capital expenditure is anticipated in 2008
Viatel Holding (Bermuda) Limited Business Enterpise Value Summary (in millions of USD)
Value RangeLowHighManagement Case97.5141.3Management Case w/ Colocation Business103.3148.3
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Valuation Analysis

Selected Public Company Valuation Multiples

- **Duff & Phelps selected public companies that operate in the network and retail businesses.**

Viatel Holding (Bermuda) Limited
Selected Public Company Analysis
As of November 1, 2007
(in millions of reported currency)

COMPANY INFORMATION	MARKET DATA				FINANCIAL PERFORMANCE													
Company Name	Currency	Stock Price (per share)	Enterprise Value	Equity Value	LTM Revenue	2007 Projected Revenue	2008 Projected Revenue	2008 Growth Rate	LTM EBITDA	2007 Projected EBITDA	2008 Projected EBITDA	2007 EBITDA Margin	2008 EBITDA Margin	PP&E	EV / 2007 Proj. Revenue	EV / 2008 Proj. Revenue	EV / PP&E
Level 3 Communications Inc.	USD	2.93	10,662.3	4,495.3	4,015.0	4,219.1	4,581.1	8.6%	669.0	858.1	1,204.4	20.3%	26.3%	6,709.0	2.5x	2.3x	0.7x
Global Crossing Ltd.	USD	19.74	1,763.7	730.7	2,133.0	2,242.3	2,464.5	9.9%	32.0	78.2	239.7	3.5%	9.7%	1,453.0	0.8x	0.7x	0.5x
COLT Telecom Group SA	GBP	2.54	1,777.4	1,729.2	1,704.2	1,713.1	1,712.8	(0.0%)	276.5	276.0	294.8	16.1%	17.2%	1,193.0	1.0x	1.0x	1.4x
Thus Group plc	GBP	1.46	291.9	267.2	532.7	532.5	555.7	4.4%	42.2	38.5	56.4	7.2%	10.1%	381.3	0.5x	0.5x	0.7x
FiberNet Telecom Group Inc.	USD	7.74	64.0	57.1	47.4	48.6	55.4	14.1%	6.5	7.6	9.6	15.6%	17.2%	55.6	1.3x	1.2x	1.0x
BT Group plc	GBP	3.20	35,784.3	26,451.3	20,546.0	20,183.6	20,788.2	3.0%	5,835.0	5,618.8	5,792.6	27.8%	27.9%	15,157.0	1.8x	1.7x	1.7x
BNS Telecom Group plc	GBP	0.29	17.9	14.3	30.1	36.8	45.7	24.1%	2.2	1.7	3.3	4.7%	7.3%	6.7	0.5x	0.4x	2.1x
KCOM Group PLC	GBP	0.66	502.8	338.6	483.1	526.5	542.4	3.0%	65.2	75.7	79.9	14.4%	14.7%	132.4	1.0x	0.9x	2.6x
Tiscali SpA	EUR	2.48	1,387.5	1,050.4	759.0	831.0	944.9	13.7%	108.2	138.0	191.5	16.6%	20.3%	258.9	1.7x	1.5x	4.1x
Pipex Communications plc	GBP	0.09	303.4	205.2	299.5	396.6	433.1	9.2%	20.1	31.2	40.4	7.9%	9.3%	44.7	0.8x	0.7x	4.6x
Cable and Wireless plc	GBP	1.93	4,412.3	4,530.3	3,348.0	3,398.7	3,303.8	(2.8%)	489.0	456.2	592.3	13.4%	17.9%	1,465.0	1.3x	1.3x	3.1x
			Mean												1.2x	1.1x	2.0x
			Median												1.0x	1.0x	1.7x
			Minimum												0.5x	0.4x	0.5x
			Maximum												2.5x	2.3x	4.6x

Notes:
Values in millions except per share data
LTM = Latest Twelve Months
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Minority Interest) - (Cash & Equivalents)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Capital IQ, Bloomberg, I/B/E/S, and SEC filings

CONFIDENTIAL –
DRAFT, For Discussion Purposes Only

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Valuation Analysis Selected M&A Transaction Analysis Duff & Phelps selected transactions involving companies that own and operate fiber-optic networks as well as those that provide retail IP telecommunication services. Viatel Holding (Bermuda) Limited Selected Transaction Analysis As of November 1, 2007 (in millions of USD)
DatePercentEnterpriseLTMEV /AnnouncedTargetTarget Business DescriptionAcquirerSoldValueRevenueRevenueCompletel Europe NV, through its subsidiaries, operates as an infrastructure basedClinven Limited, Altice One8/30/2007CompleTel Europe NV55.00%956.09352.802.7xoperator providing telecom services primarily to large and medium businesses.SASFASTWEB SpA provides fixed line broadband telecommunications services to individual3/12/2007Fastweb SpASwisscom AG80.62%60421 940.93.1xand business customers in Italy.Elietel Telecom SpA provides telecommunication operator services in Italy. Services3/1/2007Elitel Telecom SpAVive La Vie SpA58.01%90.10245.500.4xinclude fixed line telephony; broadband services and data services, as well as VoIP.Fibernet Group provides telecommunications services to large enterprises. Its products8/25/2006Fibernet Group plcGlobal Crossing Ltd.100.0%94.689.441.1xand solutions include IP communications and fibre optic networks.Neuf Cegetel is an altern ative operator offering a range of telecommunications services in8/25/2006Neuf Cegetel SAFrance. As of January 25, 2007, the company operated 45,000 kilometers of optical fibersSFR5.8%10614.33320.713.2xnetwork.Broadnet AG operates as a broadband Internet carrier in Germany. It provides broadband6/6/2006Broadnet AGQSC AG67.00%50.1074.700.7xcommunications solutions to business customers based on wireless and DSL technology.Versatel Telecom International N.V. provides telecommunications services in the7/1 8/2005Versatel Telecom International NVNetherlands and Belgium. Its product portfolio comprises fixed telephony, data, Internet,Tele2 AB80.30%1093.2687.551.6xand mobile telephony products.TDC Song operates data, Internet, and telecommunications, through its offices located in9/14/2004Song Networksthe Nordic region of Sweden. Song Networks is building a fiber-optic network toTDC Song100.0%N/A338.39N/Ainterconnect its local networks and reach key Nordic cities.KPNQwest N.V. operates as a data communications a nd hosting company that delivers arange of carrier and corporate networking solutions, as well as hosting internet services toQwest Communications10/18/2001KPNQwest NV10.0%1741.5664.032.6xbusinesses via its wholly owned fiber optic network, the EuroRings. The network spansInternational Inc.25,000 km.Enertel N.V. provides telecommunication services in The Netherlands. The companyWorldPort Communications6/25/1998Enertel N.V.100.0%N/A6.71N/Aoperates a fiber optic network through which it provides a variety of services.Europe Holdings, B.V.Mean1.9xMedian2.1xMinimum0.4xMaximum3.2x
CONFIDENTIAL - DRAFT, For Discussion Purposes Only20

Valuation Analysis

Market Approach Valuation

- There were several business and financial factors that were key considerations in the selection of the valuation multiples for Viatel:
  - Viatel owns and operates an extensive fiber-optic network throughout continental Europe and the United Kingdom.
  - The "unlit" southern portion of the Company's network represents future organic growth opportunities.
  - Viatel's young (operating since 2004) Retail Business is growing at 4 percent per month.
  - Viatel is projecting significant growth as compared to the peer group.
  - Viatel is not expected to generate operating profits until 2010.
  - Viatel has an extremely constrained balance sheet
    - Significant leverage
    - Cash on hand sufficient only to fund operations until December 2007
- Selected Public Company multiples and M&A transaction multiples were used as data points in determining the appropriate multiples for our analysis.

Viatel Holding (Bermuda) Limited
Selected Public Company / Transaction Analysis Summary
As of November 1, 2007
(in thousands of USD)

Metric	Enterprise Valuation Multiples						Valuation Summary						
	Public Company			Transaction			Selected Multiples		Viatel	NOL Add-back [2]	Enterprise Value		
	Range	Mean	Median	Range	Mean	Median	Low	High			Low		High
Public Company Multiples													
2007 Projected Revenues	0.5x - 2.5x	1.2x	1.0x	0.4x - 3.2x	1.9x	2.1x	0.5x	1.0x	45.2	41.3	63.9	-	86.4
2008 Projected Revenues	0.4x - 2.3x	1.1x	1.0x				0.4x	0.9x	65.2	41.3	67.4	-	99.9
PP&E [1]	0.5x - 4.6x	2.0x	1.7x				1.5x	2.5x	32.0	41.3	89.3	-	121.3
							Enterprise Value Conclusion (Rounded)				**70.0**	**-**	**120.0**

(1) Viatel PP&E is based on the latest avaliable 20F and adjusted for $9 million in accumulated depreciation ($80 million straight line over 9 years).
(2) NOL add-back value is based on the present value of tax savings as the result of NOLs

**CONFIDENTIAL –
DRAFT, For Discussion Purposes Only**

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Equity Valuation

Viatel Holding (Bermuda) Limited		
Equity Value Summary (in millions of USD)		
Methodology	Value Range	
	Low	High
Discounted Cash Flow Analysis		
Management Case	97.5	141.3
Management Case w/ Colocation Business	103.3	148.3
Market Approach Analysis	70.0	120.0
Business Enterprise Value	97.5	148.3
Less: Senior Debt	74.4	74.4
Less: Convertible Debt	69.2	69.2
Equity Value	NMF	4.6
Shares Outstanding (in Millions)	10.63	10.63
Per Share Value Range (in USD)	NMF	0.44

CONFIDENTIAL –
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Equity Valuation using a Black-Scholes Model
To validate the reasonableness of the value conclusions, we also considered a valuation of the equity of Viatel under a Black-Scholes Option Pricing model.
Aggregated Enterprise Value was based on the mid-point value from the DCF approach
Liquidity event based on length of time Viatel could continue operations without additional debt financing. Performed sensitivity on time to liquidity.
Debt value was based on total debt and accrued interest at time of liquidity event.
The debt reflected the probability adjusted litigation proceeds with regard to Viaphone AG litigation in Switzerland, based on discussions with and information provided by Management.
A three and six month UK Treasury rate as of November 1, 2007 used as the risk-free rate in the two and five month sensitivity scenarios, respectively.
Volatility was estimated based on selected public companies.
Per Share Range Based on Option Valuationas of November 1, 2007Time to Liquidity EventVolatility2 months5 months25.0%$0.02$0.1730.0%$0.06$0.2835.0%$0.10$0.40
CONFIDENTIAL - DRAFT, For Discussion Purposes Only23

Reverse Stock Split Transactions

VIATEL HOLDING (BERMUDA) LIMITED							
SELECTED REVERSE STOCK SPLITS AS OF SEPTEMBER 30, 2007 CURRENCY IN MILLIONS (UNLESS OTHERWISE NOTED)							
TRANSACTION DETAILS				HISTORICAL PRICES		PREMIUMS	
Date	Company Name	Stock Split Ratio	Execution Price	One Day Before Price	30 Day Before Average Price	One Day Before Premium	30 Day Before Average Premium
February 9, 2007	SED International Holdings Inc.	1 : 100	$1.30	$1.25	$1.27	4.00%	2.04%
December 13, 2006	Innovative Micro Technology, Inc.	1 : 1000	$2.15	$2.00	$2.44	7.50%	-11.89%
September 19, 2006	Xanadoo	1 : 100	$3.25	$2.00	$1.75	62.50%	86.03%
December 9, 2005	Refocus Group	1 : 2000	$0.35	$0.27	$0.26	29.63%	34.10%
September 16, 2005	PVC Container Corp.	1 : 2000	$2.39	$1.20	$1.23	99.17%	94.46%
October 21, 2005	Sagient Research Systems, Inc.	1: 101	$0.12	$0.09	$0.07	33.33%	76.00%
July 19, 2005	ASB Financial Corp	1 : 300	$23.00	$20.07	$22.27	14.60%	3.27%
May 5, 2005	Color Imaging Inc.	1 : 2500	$1.10	$0.75	$0.64	46.67%	72.73%
January 10, 2005	Trek Resources, Inc.	1 : 100	$2.50	$2.20	$2.11	13.64%	18.69%
November 23, 2003	SafeGuard Health Enterprises	1 : 1500	$2.25	$1.99	$1.90	13.06%	18.66%
					Mean	32.4%	39.4%
					Median	22.1%	26.4%
					High	99.17%	94.46%
					Low	4.00%	-11.89%

Notes:

$ in millions except per share data

Date and Execution Price taken from 13E3 form filed with the Securities and Exchange Commission

Data consists of public companies in the information technology and telecommunications industries that filed 13E3s with the SEC in the past two years.

Source: SEC Filings, Capital IQ, Bloomberg Estimates, and Duff & Phelps, LLC.

CONFIDENTIAL –
DRAFT, For Discussion Purposes Only

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Viatel – Stock Price and Volume

Viatel Stock Price and Volume As listed on the Pink Sheets (Ticker: VTLAF) January 1, 2007 to current					
Date	Stock Price	Volume	Date	Stock Price	Volume
1/18/2007	0.003	106	5/8/2007	0.011	93,704
1/22/2007	0.001	150	5/11/2007	0.060	2,260
1/29/2007	0.003	126	5/22/2007	0.011	177
1/30/2007	0.003	456	5/25/2007	0.0001	2,986
2/7/2007	0.003	107	5/31/2007	0.011	103
2/8/2007	0.001	107	6/4/2007	0.060	1,000
2/12/2007	0.003	114	6/8/2007	0.011	305
2/14/2007	0.001	166	6/27/2007	0.011	166
2/22/2007	0.0001	350	6/29/2007	0.011	162
2/27/2007	0.002	2,040	7/5/2007	0.011	4,000
3/2/2007	0.005	170	7/10/2007	0.006	146
3/5/2007	0.020	76,555	7/20/2007	0.006	267
3/8/2007	0.020	648	8/2/2007	0.006	824
3/13/2007	0.060	167,277	8/6/2007	0.006	151
3/15/2007	0.005	207	8/7/2007	0.006	288
3/21/2007	0.005	158	8/17/2007	0.008	182
4/12/2007	0.011	207	8/22/2007	0.008	387
4/13/2007	0.011	189	9/4/2007	0.006	902
4/18/2007	0.011	182	9/14/2007	0.010	162
4/25/2007	0.011	280	9/19/2007	0.006	124
5/2/2007	0.059	199,266	10/16/2007	0.005	106
5/3/2007	0.011	162	10/23/2007	0.005	16,129
			10/29/2007	0.005	208

** Stock Price in USD*

*** Volume in number of shares*

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